Exhibit 99.2

Contact: Garry O. Ridge

Phone 619-275-9324

WD-40 Company Dividend Announcement

San Diego – December 16, 2004/PR Newswire/ – WD-40 Company (Nasdaq:WDFC) announced today it has learned that as a result of an inadvertent clerical error, a previous release of information to Nasdaq incorrectly stated the record date and the payable date for the first quarter fiscal year 2005 quarterly dividend. The erroneous release of information incorrectly stated that the record date would be December 18, 2004, and the payable date would be December 29, 2004.

The correct dates had been approved by the board of directors at its meeting of December 14, 2004 and announced to the market on December 15, 2004 in a press release. The correct record date is January 8, 2005, and the correct payable date is January 30, 2005.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001( R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $242.5 million in fiscal 2004.